Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & COO

Wednesday, November 12, 2003	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 3rd QUARTER 2003 EARNINGS

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (NYSE: NUT), reported lower quarterly earnings are the result of a slightly smaller third quarter crop and the timing of farming and general and administrative costs.  The third quarter net loss of $9,000 or $0.00 per Class A Unit, on total revenues of $5.2 million.  In 2002, net income was $43,000, or $0.01 per Class A Unit on $4.8 million in revenues.

Nut revenues were $3.8 million for the three months ended September 30, 2003, compared to $4.0 million in the prior year. The third quarter harvest was 8.0 million pounds or 5% lower than the quarter ended September 30, 2002, but 31% above the historical average for this period. Farming service revenues were $1.4 million or 23% higher than the third quarter of last year.

The Partnership’s orchards in the Ka’u region continue to be affected by generally dry conditions, but received adequate rainfall in the first nine months of 2003, and the crop is up 19% in this region. Three consecutive years of adverse weather in Australian has had a significant impact on world supply and macadamia kernel prices are up by as much as 30% over last year.

For the first nine months of 2003, revenues were $8.6 million with a net loss of $337,000, or ($0.04) per Class A Unit. Total revenues in the first nine months of 2002 were $8.4 million and the net loss was $344,000, or ($0.05) per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Macadamia nut sales	$3,784	$3,953	$5,187	$5,675
Contract farming revenue	1,392	1,136	3,402	2,685
Total revenues	5,176	5,089	8,589	8,360
Cost of goods and services sold	5,076	4,547	8,206	7,396
Gross income	100	542	373	964
General and administrative expenses	265	517	771	1,174
Operating income (loss)	(165)	25	(388)	(210)
Interest expense	(47)	(66)	(150)	(241)
Interest income	—	3	8	41
Other income	206	96	206	96
Income (loss) before tax	(6)	58	(324)	(314)
Income tax expense	3	15	13	30
Net income (loss)	$(9)	$43	$(337)	$(344)

Net cash flow (as defined in the Partnership Agreement)	$939	$673	$591	$315

Net income (loss) per Class A Unit	$0.00	$0.01	$(0.04)	$(0.05)

Net cash flow per Class A Unit	$0.13	$0.09	$0.08	$0.04

Cash distributions per Class A Unit	$0.03	$0.05	$0.13	$0.15

Class A Units outstanding	7,500	7,500	7,500	7,500